As filed with the Securities and Exchange Commission on July 2, 2020.

Registration No. 333-169133

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCHER-DANIELS-MIDLAND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-0129150
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Archer-Daniels-Midland Company 2009 Incentive Compensation Plan

(Full Title of the Plan)

D. Cameron Findlay

Senior Vice President, Secretary and General Counsel

Archer-Daniels-Midland Company

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

(217) 424-5200

(Name, Address and Telephone Number of Agent for Service)

Copy to:

W. Morgan Burns

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Archer-Daniels-Midland Company (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2010 (Registration Statement No. 333-169133 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, no par value (the “Common Stock”), thereby registered for offer or sale pursuant to the Archer-Daniels-Midland Company 2009 Incentive Compensation Plan (the “2009 Plan”). The Prior Registration Statement registered 30,000,000 shares of Common Stock.

The Company has since adopted a new equity incentive plan, the Archer-Daniels-Midland Company 2020 Incentive Compensation Plan (the “2020 Plan”), which replaced the 2009 Plan as of May 7, 2020, the date the Company’s stockholders approved the 2020 Plan. No future awards will be made under the 2009 Plan. This Post-Effective Amendment is being filed solely to deregister shares registered under the Prior Registration Statement that will not be used for awards under the 2009 Plan. Such shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2020 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois on the 2nd day of July, 2020.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ R. G. Young
R. G. Young
Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 2, 2020 by the following persons in the capacities indicated, including a majority of the registrant’s directors:

Name	Title

* J. R. Luciano	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ R. G. Young R. G. Young	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ J. P. Stott J. P. Stott	Group Vice President, Finance and Corporate Controller (Principal Accounting Officer)

* M. S. Burke	Director

* T. K. Crews	Director

* P. Dufour	Director

* D. E. Felsinger	Director

* S. F. Harrison	Director

* P. J. Moore	Director

* F. J. Sanchez	Director

* D. A. Sandler	Director

* L.Z. Schlitz	Director

* K. R. Westbrook	Director

*By:	/s/ D. C. Findlay
D. C. Findlay
Senior Vice President, General Counsel & Secretary and Attorney-in-Fact